Exhibit 99.1
ERT Reports Fourth Quarter and Full Year 2009 Results
PHILADELPHIA, February 25, 2010/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES — News), a leading provider of centralized ECG, ePRO, and other services to the bio/pharmaceutical, medical device and related industries, announced today results for the fourth quarter and twelve-month period ended December 31, 2009. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago.
Financial highlights for the fourth quarter of 2009:
•	Net income was $3.3 million, or $0.07 per diluted share, in the fourth quarter of 2009 compared to $2.8 million, or $0.06 per diluted share, in the third quarter of 2009 and $5.7 million, or $0.11 per diluted share, a year ago.
•	Net revenues were $23.1 million for the fourth quarter of 2009 compared to $22.7 million for the third quarter of 2009 and $30.1 million a year ago (which included EDC revenue of $1.5 million; these operations were sold on June 23, 2009).
•	Gross margin percentage was 56.9% in the fourth quarter of 2009 compared to 51.6% for the third quarter of 2009 and 57.3% a year ago.
•	Operating income margin percentage was 21.7% in the fourth quarter of 2009 compared to 20.7% for the third quarter of 2009 and 28.6% a year ago.
•	Cash flow from operations was $9.2 million in the fourth quarter, up from $5.6 million in the third quarter of 2009 but down from $13.2 million a year ago.
•	Cash and investments totaled $78.8 million at December 31, 2009 compared to $72.1 million on September 30, 2009 and $66.4 million at December 31, 2008.
•	New bookings were $44.0 million in the fourth quarter of 2009 compared to $42.3 million for the third quarter of 2009 and $43.4 million a year ago (excluding EDC bookings of $1.6 million).
•	The gross book-to-bill ratio was 1.9 in the fourth quarter of 2009, compared to 1.9 in the third quarter of 2009 and 1.5 a year ago.
•	Backlog was $170.4 million as of December 31, 2009 compared to $165.6 million as of September 30, 2009 and $161.0 million (excluding EDC) a year ago. The annualized cancellation rate was 16.1% in the fourth quarter of 2009 compared to 20.0% in the third quarter of 2009 and 19.3% a year ago.
Financial highlights for the full year 2009:
•	Net income was $10.7 million, or $0.22 per diluted share, for the year ended. December 31, 2009 compared to $25.0 million, or $0.48 per diluted share, for the year ended December 31, 2008.
•	Net revenues were $93.8 million for the year ended December 31, 2009 compared to $133.1 million for the year ended December 31, 2008. Included in net revenues was EDC revenues of $2.5 million for the year ended December 31, 2009 and $5.9 million in the year ended December 31, 2008.
•	Gross margin percentage for the year ended December 31, 2009 was 52.8% compared to 55.8% for the year ended December 31, 2008.

•	Operating income margin percentage for the year ended December 31, 2009 was 19.1% compared to 28.8% for the year ended December 31, 2008.
•	Cash flow from operations was $33.9 million for the year ended December 31, 2009 compared to $39.9 million for the year ended December 31, 2008.
•	New bookings for the year ended December 31, 2009 were $153.6 million compared to $187.2 million for the year ended December 31, 2008.
“The fourth quarter saw our second consecutive quarter of strong bookings of over $40 million, which demonstrated the desire of our clients to increase their spending on cardiac safety,” commented Dr. Michael McKelvey, President and CEO of ERT. “In the third quarter of 2009, bookings were primarily derived from large bio/pharmaceutical companies; in the fourth quarter of 2009, bookings from mid-sized bio/pharmaceutical companies started to pick up. The strength of our business model was again demonstrated as margins continued to increase sequentially as did our ability to generate strong cash flows even in a relatively flat revenue environment.”
“In 2009, we saw a significant shift in the distribution of our revenues from Thorough QT trials to routine trials, which have always been the largest part of our revenue stream,” continued Dr. McKelvey. “While Thorough QT trials can have a much quicker short-term revenue impact, due to their size and relative short duration, routine trials form a stronger basis, with higher visibility, for long-term revenue growth. We entered 2010 with the largest backlog of routine revenue in ERT’s history. Routine trials offer a significantly larger growth potential for core ECG labs, because we estimate that only one out of four routine trials is centralized today as compared to Thorough QT trials where we estimate that nine out of ten trials are centralized today. We believe our message on the advantages of centralization of ECG testing is resonating well with sponsors as they focus on the quality, timeliness, and cost advantages of centralization.”
2010 Guidance
The Company issued guidance for the full year of 2010. For 2010, management anticipates net revenues of between $98 and $105 million and diluted net income per share of between $0.28 and $0.34. ERT anticipates a significant growth in routine revenue in 2010, offset by continued weak Thorough QT revenues.
The impact of the low level of Thorough QT bookings in 2009 and the slower ramp up of newly booked business will continue to have a negative impact in the first half of the year. Due to these factors, ERT anticipates net revenues in the first quarter of 2010 above $20 million but below that reported in the fourth quarter of 2009, resulting in lower diluted net income per share compared to that reported in the fourth quarter of 2009. We anticipate revenue growth in the second half of 2010 as the newly booked business converts into revenue.

Conference Call
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EST on February 25, 2010. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally. The conference code for playback is 437708.
This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=66042. The webcast can be accessed for up to one year on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a global provider of technology and services to the pharmaceutical, biotechnology, and, medical device industries. The Company is the market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company also provides technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of ePRO clinical data in all phases of clinical development.
This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate acquisitions; competitive factors in the market for centralized Cardiac Safety services; changes in the pharmaceutical, biotechnology and medical device industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the current economic conditions continue or deteriorate further, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in the company not achieving the revenue and earnings per diluted share guidance provided.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009

Net revenues:
EDC licenses and services	$1,540	$—	$5,894	$2,501
Services	21,025	16,363	96,567	64,655
Site support	7,500	6,772	30,679	26,667

Total net revenues	30,065	23,135	133,140	93,823

Costs of revenues:
Cost of EDC licenses and services	472	—	1,843	863
Cost of services	8,483	6,945	38,609	29,886
Cost of site support	3,880	3,021	18,445	13,544

Total costs of revenues	12,835	9,966	58,897	44,293

Gross margin	17,230	13,169	74,243	49,530

Operating expenses:
Selling and marketing	3,014	3,149	13,273	12,905
General and administrative	4,453	4,278	18,181	14,859
Research and development	1,171	722	4,394	3,853

Total operating expenses	8,638	8,149	35,848	31,617

Operating income	8,592	5,020	38,395	17,913
Other income (expense), net	808	(60)	1,730	(435)

Income before income taxes	9,400	4,960	40,125	17,478
Income tax provision	3,734	1,710	15,123	6,791

Net income	$5,666	$3,250	$25,002	$10,687

Basic net income per share	$0.11	$0.07	$0.49	$0.22

Diluted net income per share	$0.11	$0.07	$0.48	$0.22

Shares used to calculate basic net income per share	51,251	48,497	50,870	49,173

Shares used to calculate diluted net income per share	51,804	48,777	52,015	49,468

Certain prior period amounts have been reclassified to conform to current reporting format

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2008	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$66,376	$68,979
Short-term investments	50	9,782
Investment in marketable securities	—	1,026
Accounts receivable less allowance for doubtful accounts of $695 and $548, respectively	29,177	16,579
Prepaid income taxes	1,892	2,698
Prepaid expenses and other	2,885	3,308
Deferred income taxes	1,831	1,649

Total current assets	102,211	104,021

Property and equipment, net	29,639	24,205
Goodwill	34,603	34,676
Intangible assets	2,149	1,607
Other assets	520	352

Total assets	$169,122	$164,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,971	$3,007
Accrued expenses	9,382	5,990
Income taxes payable	2,492	346
Current portion of capital lease obligations	43	—
Deferred revenues	11,034	11,728

Total current liabilities	26,922	21,071

Deferred rent	2,183	2,357
Deferred income taxes	1,332	2,502
Other liabilities	1,257	1,259

Total liabilities	31,694	27,189

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 59,950,257 and 60,189,235 shares issued, respectively	600	602
Additional paid-in capital	93,828	97,367
Accumulated other comprehensive loss	(2,716)	(1,580)
Retained earnings	110,479	121,166
Treasury stock, 8,686,868 and 11,589,603 shares at cost, respectively	(64,763)	(79,883)

Total stockholders’ equity	137,428	137,672

Total liabilities and stockholders’ equity	$169,122	$164,861

Certain prior period amounts have been reclassified to conform to current reporting format

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2008	2009
Operating activities:
Net income	$25,002	$10,687
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of EDC operations	—	(530)
Depreciation and amortization	16,038	12,583
Cost of sales of equipment	743	96
Provision for uncollectible accounts	189	210
Share-based compensation	2,604	2,790
Deferred income taxes	1,098	1,680
Changes in operating assets and liabilities:
Accounts receivable	(3,840)	12,726
Prepaid expenses and other	41	(293)
Accounts payable	175	(767)
Accrued expenses	1,162	(3,490)
Income taxes	(1,290)	(3,286)
Deferred revenues	(1,909)	1,379
Deferred rent	(64)	148

Net cash provided by operating activities	39,949	33,933

Investing activities:
Purchases of property and equipment	(10,969)	(6,207)
Purchases of investments	—	(9,732)
Proceeds from sales of investments	8,747	—
Payments related to sale of EDC operations	—	(1,150)
Payments for acquisition	(6,042)	(655)

Net cash used in investing activities	(8,264)	(17,744)

Financing activities:
Repayment of capital lease obligations	(1,102)	(43)
Proceeds from exercise of stock options	2,369	523
Stock option income tax benefit	849	152
Repurchase of common stock for treasury	(2,573)	(15,120)

Net cash used in financing activities	(457)	(14,488)

Effect of exchange rate changes on cash	(2,934)	902

Net increase in cash and cash equivalents	28,294	2,603
Cash and cash equivalents, beginning of period	38,082	66,376

Cash and cash equivalents, end of period	$66,376	$68,979

Certain prior period amounts have been reclassified to conform to current reporting format